Newgioco Reports Q1 2020 Financial Results

New York – July 23, 2020 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (Nasdaq: NWGI), a global sports betting and interactive gaming technology company providing a unique fully integrated, omni-channel sports betting technology, announced its operating and financial results for the fiscal period ended March 31, 2020. The Company is pleased to report a strong quarter, in spite of global economic difficulties and shutdowns caused by the COVID-19 crisis that suspended all sports events for almost one-third of the quarter.

During Q1, Newgioco reported a year over year increase in revenue from $9.3 million to $10.2 million generated from $116 million in turnover (betting handle) during the first quarter in 2020 which represents an increase in revenue of 9.8% over the first quarter in 2019. The growth in revenue may be attributed to the ongoing conversion to online and mobile gaming from the traditional land-based venues and the market adoption of Newgioco’s proprietary sports book solution. “As a newly NASDAQ listed company during a global pandemic, I am proud of the Newgioco team. They have raised the bar not only from a product standpoint, but the financial team has demonstrated remarkable flexibility and elevated internal standards in terms of analytics and reporting procedures to provide more transparency and quite frankly better reporting metrics for our investors.” commented Mark Korb, CFO of Newgioco Group.

The Company saw a decrease of 11.8% in general and administrative expenses from $3.2 million to $2.8 million and a decrease in selling expenses of 16.1% from $7.4 million to $6.2 million for the year over year comparable quarters as result of a disciplined approach to reducing costs and trade show participation.

“Essentially this quarter reflects our commitment to return Newgioco operations to profitability after we made strategic changes to our board and executive management in June 2019. These necessary changes were the early building blocks for the execution of our U.S. go-to-market plans. Our Elys betting software is performing as effectively as it was designed for, and this has translated not only to substantial improvement in busines metrics but also into acquisition and retention of new customers,” stated Michele (Mike) Ciavarella, CEO Newgioco Group. “Newgioco has one of the most modern and innovative sports betting value propositions in the market and we are now preparing to obtain GLI certification of our U.S. facing products. Our state-of-the-art technology stack is driving the innovation of managing risk on sports books and we expect to launch this unique alternative wagering system to U.S. operators in 2020. Newgioco has designed a user centric multi-channel solution that has the flexibility to serve throughout the U.S. from destination casino operators to franchise distribution networks such as sports bar and restaurant venues or convenience stores, kiosks and coffee shops.”

The Company’s full financial report can be found on EDGAR through the following link: Nasdaq:NWGI SEC Filings

About Newgioco Group, Inc.

Newgioco Group, Inc., is a global leisure gaming technology company operating in 12 countries worldwide, with fully licensed online and land-based gaming operations in Italy. The Company’s innovative alternative wagering system services online operators, resort concept casinos, retail neighborhood betting establishments and franchise distribution networks.

Newgioco offers its clients a full suite of leisure gaming products and services, such as sports betting, esports, virtual sports, online casino, poker, bingo, interactive games and slots. Additional information is available on our corporate website at www.newgiocogroup.com.

Investors may also find us on Facebook® and follow us on Twitter @NWGI_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and includes, among other aspects, statements regarding performing as effectively as Elys was designed for, having one of the most modern and innovative sports betting value propositions in the market, preparing to obtain GLI certification of our U.S. facing products, our state-of-the-art technology stack driving the innovation of managing risk on sports books, expectation of launching our unique alternative wagering system to U.S. operators in 2020, having the flexibility to serve throughout the U.S. from destination casino operators to franchise distribution networks such as airports, sports bar and restaurant venues or convenience stores, kiosks and coffee shops.

These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to perform as effectively as Elys was designed for, have one of the most modern and innovative sports betting value propositions in the market, prepare to obtain GLI certification of our U.S. facing products, our state-of-the-art technology stack’s ability to drive the innovation of managing risk on sports books, expectation of launching our unique alternative wagering system to U.S. operators in 2020, have the flexibility to serve throughout the U.S. from destination casino operators to franchise distribution networks such as airports, sports bar and restaurant venues or convenience stores, kiosks and coffee shops as expected, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Newgioco Group, Inc.

Michele Ciavarella, Chief Executive Officer

investor@newgiocogroup.com